Exhibit 10.1

AMENDED AND RESTATED PERSONAL EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 25 day of July 2017 (the “Effective Date”) by and between LabStyle Innovation Ltd., a company incorporated under the laws of the State of Israel, with its offices at Halamish 9 Caesarea, Israel (the “Company”), and Erez Raphael (Israeli I.D. No. 025423351) residing at Tavor 135 Nofit, Israel (the “Executive”) (the Company and the Executive, collectively, the “Parties”).

WHEREAS, the Parties are parties to a Personal Employment Agreement entered into and effective as of October 11, 2012 (the “2012 Agreement”);

WHEREAS, the Parties amended the Original Agreement three (3) times: as of April 13, 2013, August 30, 2013, and August 1, 2014;

WHEREAS, the Parties desire to fully restate and further amend the 2012 Agreement, as amended;

NOW THEREFORE, in consideration of the promises and mutual covenants and agreements of the Parties set forth herein, the Parties agree as follows:

1.            Employment.

a.             Term.

i.            The term of this Agreement shall begin on the Effective Date and shall continue until the date set forth in Schedule A annexed hereto (the “Scheduled Term”), unless earlier terminated by either party or extended as hereinafter provided. The period commencing on the Effective Date and ending on the date on which the Executive’s employment ends pursuant to this Agreement is referred herein as the “New Employment Term”.

ii.            Except as the Parties otherwise agree in writing, if the Parties do not mutually agree in writing to extend or terminate this Agreement on or prior to the end of the Scheduled Term, the Executive’s employment with the Company shall renew and continue for additional one (1) year terms following expiration of the Scheduled Term, subject to the terms and conditions set forth in this Agreement.

b.             Title and Duties.

i.            The Executive shall continue to serve as President, Chief Executive Officer, and Chairman of the Board of Directors (the “Board”) of the Company and Parent Company, DarioHealth Corporation (the “Parent Company”), with duties responsibilities and authority commensurate therewith. The Executive shall report to the Board. The Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to him by the Board, consistent with his positions. In addition, during the New Employment Term, without compensation other than that herein provided, the Executive shall continue to be elected and serve as a member of the Board of the Parent Company.

ii.           The Executive represents that he is not subject to or a party to any employment agreement, non-competition covenant, understanding or restriction that would be breached by or prohibit the Executive from executing this Agreement and performing fully his duties and responsibilities hereunder.

c.             Best Efforts.

i.            The Executive will be employed on a full-time basis (i.e., 45 hours per workweek). The Executive’s weekly rest day shall be Saturday, unless otherwise determined by the Company in a written notice to the Executive. Except as provided herein, the Executive shall devote his full time and attention to promote the business of the Company, and shall be engaged in other business activities only to the extent that such activities do not materially interfere with his obligations to the Company or materially breach this Agreement.

ii.         Notwithstanding Section 1(c)(i) herein, nothing in this Agreement shall prohibit the Executive from (a) serving on civic, educational, philanthropic, or charitable boards or committees; (b) serving on other corporate boards or committees, so long as such activities do not materially violate this Agreement; (c) making and managing personal investments so long as such activities do not materially violate this Agreement, and (d) participate as a passive co-founder of other businesses that do not materially interfere with the Executive’s obligations to the Company or materially breach this Agreement. Further, the Company expressly acknowledges and agrees that the affiliations and activities set forth in Schedule B annexed hereto are expressly permitted.

d.             Location. Executive shall perform his duties hereunder at the Company’s facilities in Israel, but understands and agrees that his position may involve significant domestic and international travel.

2.            Special Agreement; Salary and Special Compensation; Insurance.

a.             Special Agreement. The Parties agree that this Agreement is a personal agreement, and that the position the Executive holds within the Company is a senior position which requires a special measure of personal trust, as such terms are defined in the Working Hours and Rest Law 5711 - 1951, as amended (the “Law’). The provisions of any collective bargaining agreement which exist or shall exist do not, and will not, apply to the employment of the Executive, whether such agreement was signed among the government, the General Federation of Labor and Employers organizations, or any of such parties, or whether signed by others, in relation to the field or fields of the business of the Company or in relation to the position held by or the profession of the Executive. In light of this relationship of trust, the provisions of the Law, or any other law which may apply, will not apply to the performance by the Executive of his duties hereunder. Thus, the Executive may be required, from time to time and according to the work load demanded of his, to work beyond the regular working hours and the Executive shall not be entitled to any further compensation other than as specified in this Agreement.

b.            Salary; Deferred Salary.

i.            The Company shall pay to the Executive as compensation for the employment services an aggregate base salary at the monthly rate set forth in Schedule A annexed hereto (the “Salary”).

ii.           The Company shall pay the Executive the Salary or Deferred Salary, as applicable, no later than the ninth (9th) day of each calendar month after the month for which the Salary, after deduction of applicable taxes and like payments. The Executive’s Salary or Deferred Salary, as applicable, shall be reviewed periodically for increase by the Board (or a committee of the Board) pursuant to the Board’s normal performance review policies for senior level executives.

c.             Bonus. The Executive shall receive a cash bonus payments to the extent determined by the Board (or, as applicable, the Compensation Committee of the Board), which additional bonus payments (if any) shall be based on the attainment of certain individual and corporate performance goals and targets as mutually agreed between the Parties, the achievement of which will be determined by the Board (the “Bonus”). Such Bonus shall be targeted at sixty percent (60%) of your Salary. Promptly after the Board’s receipt of the financial information on which any such performance goals are based after the end of the fiscal year, the Board shall review actual performance against the applicable performance goals and targets and shall notify the Executive of the amount of his Bonus. Each Bonus shall be paid to the Executive not later than sixty (60) days following the end of the preceding fiscal year, subject to applicable taxes and like payments.

d.            Equity Grants.

i.            Prior Stock Option Grants. The Parent Company previously granted the Executive options to purchase shares of common stock of LabStyle Innovations Corp. and its successor, DarioHealth Corp., as identified in Schedule C annexed hereto. These award and grants shall remain in full force and effect pursuant to the applicable award documents, except to the extent otherwise specified in this Agreement.

ii.         Future Stock Option Grants. The Company may, from time to time, at its sole discretion, also grant the Executive options to purchase additional shares of common stock in DarioHealth Corp., and/or in other entities (the “Options”). The Options shall be subject to the terms of the DarioHealth Corp. 2012 Equity Incentive Plan and the 2012 Israeli Sub Plan thereto, as may be amended from time to time, or any successor plans, and an Option Agreement to be executed between Parent and the Executive. The Executive acknowledges that he may be required to execute additional documents in compliance with the applicable tax laws and/or other applicable laws. In no event, however shall the Executive be offered Options at any less favorable basis than other senior Company executives.

3.           Insurance and Social Benefits.

The Company will insure the Executive under a “Manager's Insurance Scheme” and/or a pension plan, as per the Executive’s request (the “Insurance Scheme”) as follows: (i) the Company will pay an amount equal to five percent (5%) of the Salary towards a fund for life insurance and pension; (ii) the Company will pay an amount of up to two and one-half percent (2.5%) of the Salary for a fund for the event of loss of working ability ("Ovdan Kosher Avoda"); and (iii) the Company will pay an amount equal to eight and one third percent (8 1/3%) of the Salary towards a fund for severance compensation (the “Company’s Severance Contribution”). Similarly, at the beginning of each month the Company shall deduct from the Salary an amount equal to five percent (5%) of the Salary for the preceding month, and shall pay such amount as premium payable in respect of the provident compensation component of the Insurance Scheme. Additionally, the Company together with the Executive will maintain an advanced study fund (“Keren Hishtalmut”) and the Executive and the Company shall contribute to such fund an amount equal to two and one half percent (2.5%) of the Salary and seven and one half percent (7.5%) of the Salary, respectively. All of the Executive’s aforementioned contributions shall be transferred to the above referred to plans and funds by the Company by deducting such amounts from each monthly Salary payment.

4.           Vacation; Holidays; Sick Leave; Convalescence Pay.

a.             Executive shall be entitled to the number of vacation days per year as set forth in Schedule A annexed hereto, as coordinated with the Company (with unused days to be accumulated up to the limit set pursuant to applicable law). The Executive shall be entitled to the paid time off for observance of national holidays pursuant to Schedule A annexed hereto.

b.             The Executive shall be entitled to an annual medical executives’ checkup at the expense of the Company.

c.             The Executive shall be entitled to a fully paid sick leave until the end of the waiting period for coverage against disability or incapacity as defined in the Executive’s medical insurance policy.

d.             The Executive shall be entitled to that number of paid sick leave per year as set forth in Schedule A (with unused days to be accumulated up to the limit set pursuant to applicable law), and also to Convalescence Pay (“Dmei Havra’a”) pursuant to applicable law.

5.           Additional Employment Benefits.

a.             Expenses. The Company shall pay or reimburse the Executive for all business expenses borne by the Executive, provided that such expenses were approved in advance by the Company, and against valid invoices therefore furnished by the Executive to the Company, all in accordance with the Company's policy as amended from time to time. Notwithstanding any other Company policy, all expense reimbursements under this Agreement shall be made no later than ninety (90) days from when expenses are incurred and properly submitted for reimbursement.

b.             Company Car. The Company will continue to provide the Executive with a car of make and model pursuant to the Company's car policy, as adopted, as may be amended from time to time by the Company (the “Car”). The Car shall belong to or be leased by the Company and shall be registered in the Company’s name for use by the Executive during the period of his employment with the Company. The Car will be returned to the Company by the Executive following Executive’s separation from employment. The Executive shall use the Car only in a manner that is consistent with Company policy, as the Company may be amend from time to time. The Company shall bear all the fixed and variable costs of the Car, including licenses, insurance, gasoline, regular maintenance and repairs. The Company shall not, at any time, bear the costs of any tickets, traffic offense or fines of any kind and insurance self-participation payment. The Executive shall bear all the personal tax consequences of the allocation of the Car to his benefit. Any expenses, payments or other benefits that are made in connection with the Car are not part of the Salary, for any purpose or matter, and no social benefits or other payments shall be paid on its account. It is hereby agreed that the Executive may waive his right to receive the Car in consideration for the receipt of additional salary in the amount determined by the Company. In addition, the Executive will be reimbursed for his train expenses. The Company will gross up for tax purposes the employee’s tax benefit charged to his salary for using the Company car.

c.             Mobile Phone. At the request of the Executive, the Company shall provide the Executive with a Company mobile phone for use in connection with his duties hereunder, pursuant to Company's policy, as adopted and as may be amended from time to time by the Company (the “Mobile Phone”). The Company shall bear all expenses relating to the Executive’s use and maintenance of the Mobile Phone attributed to the Executive under this Section. The Executive shall bear all the personal tax consequences of the allocation of the Mobile Phone his benefit. Any expenses, payments or other benefits that are made in connection with the Mobile Phone shall not be regarded as part of the Salary, for any purpose or matter, and no social benefits or other payments shall be paid on its account.

d.             Attorneys’ and Accountants’ Fees and Costs. The Company shall reimburse the Executive or pay directly to such attorney(ies) and accountant(s) of the Executive’s choosing the fees and costs he incurs for legal and accounting advice and representation with respect to formulation and execution of this Agreement. The Company shall reimburse or pay directly such fees and costs within thirty (30) days of receipt of any invoice.

6.            Employment Termination; Non-Renewal; Change of Control.

a.             Employment Termination Without Cause; Resignation for Good Reason; Change of Control. If the Executive’s employment is terminated by the Company without Cause, if the Executive resigns for Good Reason, or if the Company terminates the Executive’s employment pursuant to or in anticipation of Change of Control (all as defined in Section 9 herein), then the following provisions of this Section 6(a) shall apply.

i.            The Company may terminate the Executive’s employment with the Company at any time without Cause upon written notice to the Executive of not less than the duration of the Notice Period set forth in Schedule A annexed hereto. If the Company notifies the Executive of termination without Cause, such separation from employment shall not be effective until the end of the Notice Period, and the Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment during the Notice Period.

ii.            The Executive may resign his employment with the Company for Good Reason. In such case, the Notice Period shall not apply, but the cure period as provided in the definition of “Good Reason” shall apply.

iii.           The Company may terminate the Executive’s employment pursuant to or in anticipation of a Change of Control upon the same terms and conditions as set forth in Section 6(a)(i) herein.

iv.           As of the effective termination of employment as described in Sections 6(a)(i) - (iii) herein (the “Separation Date”), the Executive agrees to resign all positions with the Company, including as an officer and, if applicable, as a director or member of the Board, related to the Company and its parents, subsidiaries and affiliates.

v.           If the Executive fails to provide notice of resignation for Good Reason pursuant to Section 9(d) herein, the Executive shall be entitled to receive only the amount due to the Executive under the Company’s then current severance pay plan or arrangement for employees, if any, but only to the extent not conditioned on the execution of a release by the Executive or such greater amount as may be required pursuant to applicable law. Except as expressly provided herein, no other payments or benefits shall be due under this Agreement to the Executive, but the Executive shall be entitled to receive any amounts earned, accrued and owing but not yet paid to him and any benefits accrued and due under any applicable benefit plans and programs of the Company, in each case, subject to and in accordance with the terms thereof.

vi.         Upon the Separation Date pursuant to Sections 6(a)(i) – (iii) herein, if, within sixty (60) days following the Separation Date, the Executive timely executes and delivers to the Company written release of claims against the Company and related parties with respect to all matters arising out of the Executive’s employment by the Company or the termination thereof (other than claims for any entitlements under the terms of this Agreement), in substantially the form set forth in Exhibit A hereto (the “Release”), the Executive shall be entitled to receive the following payments and benefits in lieu of the payment described in Section 6(a)(v) and in lieu of any other payments due under any severance plan or program for employees or executives (the “Severance Benefits”):

(a)          From the Separation Date through the balance of the Scheduled Term (if any), the Executive shall continue to receive an amount equal to his Salary (at the rate in effect immediately before the Separation Date), provided, however, that such payments in lieu of salary shall continue for a maximum of twenty-four (24) months (the “Salary Continuation”). Salary Continuation shall be paid in installments during the Severance Period no less frequently than and pursuant to terms no less favorable than the Company’s normal payroll practices. Salary Continuation payments shall commence no later than the sixtieth (60th) day following the Separation Date.

(b)          Notwithstanding Section 6(a)(vi)(a) herein, if the Executive’s employment is terminated pursuant to Sections 6(a)(i) – (iii) herein either during the final year of the Scheduled Term or during the final six (6) months of any subsequently renewed one (1)-year term, then the duration of Severance Period shall be twelve (12) months.

(c)          The Company shall pay the Executive any earned but unpaid Bonus applicable to any past fiscal year in one (1) lump sum payment no later than the sixtieth (60th) day following the Separation Date.

(d)          At the end of the Severance Period, and simultaneous with the Company’s payment of the Executive’s final Salary Continuation payment, the Company shall make the Executive whole with respect to any unpaid Bonus for the Scheduled Term by paying the Executive an amount equal to any unpaid Bonus or Bonuses applicable to the remaining applicable Severance Period. For purposes of such Bonus “make whole” payment, the Bonus shall be calculated using the Bonus the Company paid the Executive for the fiscal year prior to the Executive’s employment termination without Cause or resignation for Good Reason.

(e)          Beginning on the sixtieth (60th) day following the Separation Date, and on the first payroll date of each month thereafter during the remainder of the Scheduled Term (if any), the Company shall pay the Executive a monthly payment equal to the premium cost for the long and short-term disability coverage that was in effect for the Executive under plans of the Company immediately before his termination or resignation. To the extent requested by the Executive no later than the sixtieth (60th) day following the Separation Date, the Company shall take all action necessary, if any, to facilitate the Executive’s exercise of all conversion and/or portability privileges, if any, under such long and short-term disability coverage.

(f)          Beginning on the sixtieth (60th) day following the Separation Date, and on the first payroll date of each month thereafter during the remainder of the Scheduled Term (if any), the Company shall pay the Executive a monthly payment equal to the full cost of any Company life insurance coverages in effect for the Executive immediately before his termination or resignation to maintain life insurance coverage. To the extent requested by the Executive no later than the sixtieth (60th) day following the Separation Date, the Company shall take all action necessary, if any, to facilitate the Executive’s exercise of all conversion privileges, if any, under such life insurance program or policy.

vii.         Notwithstanding any provision to the contrary in any applicable plan, program or agreement, all outstanding equity awards held by the Executive as of the date of his termination of employment pursuant to this Section 6(a) shall become fully vested and exercisable as of the Separation Date, and the Company shall ensure that such associated plan documents, agreements, Option awards, and other grant agreements accurately reflect this understanding. In addition, any outstanding stock options held by the Executive, including any stock options that previously became exercisable and have not expired or been exercised, shall remain exercisable, notwithstanding any provision to the contrary in any other agreement governing such options, for the shorter of (i) the 60-month period following the date of the Executive’s termination pursuant to this Section 6(a) and (ii) the then remaining term of such stock option, and, as above, the Company shall ensure that such associated plan documents, agreements, Option awards, and other grant agreements accurately reflect this understanding.

b.             Non-Renewal. If the Executive’s employment terminates due to the Company’s decision not to renew this Agreement as provided in Section 1(a)(ii) herein, then the Executive shall be entitled to the Severance Benefits set forth in Section 6(a)(v) herein, except that the Severance Period shall be twelve (12) months.

c.             Termination for Cause; Resignation without Good Reason.

i.             The Company may terminate the Executive for Cause, in which case the Notice Period shall not be required (but the cure period as provided in the definition of “Cause” shall apply).

ii.           The Executive may voluntarily terminate his employment for any reason upon written notice to the Company of not less than the duration of the Notice Period set forth in Schedule A annexed hereto. During the Notice Period, the Executive shall faithfully perform his duties for the Company unless otherwise instructed by the Company or agreed by the Parties.

iii.           In the event of termination for Cause or resignation for Good Reason, the Executive’s entitlement to severance pay will be subject to Sections 16 and 17 of the Severance Law. The Executive shall not receive any other salary or compensation except as required by law.

7.            Disability.

a.           If the Executive incurs a Disability (as defined below), the Company may terminate the Executive’s employment on account of Disability subject to the requirements of applicable law.

b.           If the Company terminates the Executive’s employment on account of his Disability, the Executive shall be entitled to receive any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company, payable in accordance with the terms and conditions thereof.

c.           Notwithstanding any provision to the contrary in any applicable plan, program or agreement, all outstanding equity awards held by the Executive as of the date of his employment termination due to Disability shall become fully vested and exercisable as of such date, and the Company shall ensure that such associated plan documents, agreements, Option awards, and other grant agreements accurately reflect this understanding. In addition, any outstanding stock options held by the Executive, including any stock options that previously became exercisable and have not expired or been exercised, shall remain exercisable, notwithstanding any provision to the contrary in any other agreement governing such options, for the shorter of (i) the 60-month period following the date of the Executive’s termination or resignation, as applicable, and (ii) the then remaining term of such stock option, and the Company shall ensure that such associated plan documents, agreements, Option awards, and other grant agreements accurately reflect this understanding.

d.           If the Executive’s employment is terminated due to Disability, payments due to the Executive pursuant to this Paragraph 7 shall be offset by payments the Executive receives pursuant to the applicable disability insurance plans and programs that provide continuation of Salary, Bonus, health insurance, or the like.

8.            Death.

a.           If the Executive dies while employed by the Company, the Executive’s employment shall terminate on the date of death and the Company shall pay to the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company, payable in accordance with the terms and conditions thereof.

b.           Notwithstanding any provision to the contrary in any applicable plan, program or agreement, all outstanding equity awards held by the Executive as of the date of his employment termination due to Disability shall become fully vested and exercisable as of such date, and the Company shall ensure that such associated plan documents, agreements, Option awards, and other grant agreements accurately reflect this understanding. In addition, any outstanding stock options held by the Executive, including any stock options that previously became exercisable and have not expired or been exercised, shall remain exercisable, notwithstanding any provision to the contrary in any other agreement governing such options, for the shorter of (i) the 60-month period following the date of the Executive’s termination or resignation, as applicable, and (ii) the then remaining term of such stock option, and the Company shall ensure that such associated plan documents, agreements, Option awards, and other grant agreements accurately reflect this understanding.

c.           Except as provided in this Section 8(c), the Company shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive

d.           If the Executive’s employment is terminated due to Death, payments due to the Executive pursuant to this Paragraph 7 shall be offset by payments the Executive receives pursuant to the applicable Company-provided insurance plans and programs that provide continuation of Salary, Bonus, health insurance, or the like.

9.            Definitions.

a.           For purposes of this Agreement, “Cause” shall mean any of the following grounds for termination of the Executive’s employment:

i.            conviction of any felony by the Executive involving moral turpitude affecting the Company or its affiliates or any crime involving fraud;

ii.           action taken by the Executive intentionally to materially harm the Company;

iii.           embezzlement of funds of the Company or its affiliates by the Executive;

iv.           falsification of the Company’s or affiliates’ records or reports by the Executive;

v.           failure to follow the lawful instruction of the Board, as authorized by a majority of the Board;

vi.          any material breach of the Executive’s fiduciary duties or duties of care to the Company (except for conduct taken in good faith) which, to the extent such breach is curable, has not been cured by the Executive within fifteen (15) days after its receipt of notice thereof from Company containing a description of the breach or breaches alleged to have occurred;

vii.          any material breach of the Proprietary Information, Assignment of Inventions and Non-Competition Agreement attached as Exhibit B by the Executive; and

viii.         any other act or omission that constitutes “cause” under the laws of the State of Israel.

b.             Change of Control. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if:

i.            Any “person,” as such term is used in sections 13(d) and 14(d) of United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than a person who is a stockholder of the Parent Company on the effective date of the Plan), becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors; or

ii.           During any period of two consecutive years, individuals who at the beginning of such period were members of the Board of Directors of the Company cease for any reason to constitute at least a majority thereof (unless the appointment, election, or the nomination for election by the Company’s stockholders, of each director elected during such consecutive two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period); or

iii.          The consummation of (a) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (b) a sale or other disposition of all or substantially all of the assets of the Company, or (c) a liquidation or dissolution of the Company.

c.            Disability. Disability shall be defined as the Executive’s permanent inability to perform his job duties to the Company. Such Disability shall be verified by a medical professional at the request of the Company.

d.            Good Reason. The occurrence of one or more of the following actions; provided, however, that the Executive shall give the Company not less than 30 days’ prior written notice of such resignation setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within thirty (30) days following initial notification of its occurrence or proposed occurrence, and during such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period and which action is not then rescinded within 30 days after delivery of such notice, the Executive’s termination will be effective upon the expiration of such cure period:

i.             A change of the principal office or work place assigned to the Executive to a location more than 35 miles distant from its location immediately prior to such change.

ii.           A material reduction by the Company of the Executive’s title, duties, responsibilities, authority, status, reporting relationship or the Executive’s position.

iii.           A material reduction of the Executive’s Salary, Bonus, or other compensation, unless pursuant to a reduction in such items applicable proportionally to all senior management and members of the Board of Directors.

iv.           Any breach of this Agreement or other agreement between you and the Company by the Company, without limitation, a material failure to pay Executive’s Salary in accordance with the terms and conditions of Sections 2(a) and (b) of this Agreement.

v.           Any reason or no reason following a Change of Control, provided that the Executive’s notice of resignation under this subsection 9(c)(v) is provided to the surviving entity following the Change of Control, within the 30-day period following the closing of such Change of Control.

10.          Covenants; Compensation for Non-Competition Obligations.

a.             The Proprietary Information, Assignment of Inventions and Non-Competition Agreement, as amended and restated, annexed hereto as Exhibit B shall govern the Executive’s obligations with respect to such matters, subject to the terms and conditions of this Agreement.

b.             The Parties acknowledge and agree that the Company’s Proprietary Information, Assignment of Inventions and Non-Competition Agreement does not prohibit the Executive from the activities set forth in Schedule B annexed hereto.

c.             Executive acknowledges that twenty percent (20%) of the Salary is paid as special supplementary monthly compensation in consideration for Executive’s non-competition undertakings and obligations set forth in Exhibit B hereto (the “Special Non-Competition Monthly Compensation”). Executive warrants and represents that the Special Non-Competition Monthly Compensation constitutes a real, appropriate and full consideration to any prejudice he may suffer due to his non-competition undertakings and obligations set forth in Exhibit B hereto, including but not limited to restriction of his freedom of employment.

11.          Miscellaneous. The laws of the State of Israel shall apply to this Agreement and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the Tel-Aviv Regional Labor Court. The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law). No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof. In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement, unless the business purpose of this Agreement is substantially frustrated thereby. The preface, exhibits, and schedules to this Agreement constitute an integral and indivisible part hereof. This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto. The Executive acknowledges and confirms that all terms of the Executive’s employment are personal and confidential, and undertake to keep such terms in confidence and refrain from disclosing such terms to any third party. All references to applicable law are deemed to include all applicable and relevant laws and ordinances and all regulations and orders promulgated there under, unless the context otherwise requires. The Parties agree that this Agreement constitutes, among others, notification in accordance with the Notice to Employees (Employment Terms) Law, 2002. Nothing in this Agreement shall derogate from the Executive’s rights according to any applicable law, extension order, collective agreement or other agreement with respect to the terms of Executive’s employment.

IN WITNESS WHEREOF the parties hereto have signed this Agreement as of the date first hereinabove set forth.

LABSTYLE INNOVATION LTD.	EREZ RAPHAEL

/s/ Dennis M. McGrath	/s/ Erez Raphael
By: Dennis M. McGrath
Title: Chairman of the Compensation
Committee of the Board of Directors

SCHEDULE A

To the Amended and Restated Personal Employment Agreement by and between

LabStyle Innovation Ltd. and the Employee Whose Name is Set Forth Herein

1.	Name of Employee:	Erez Raphael

2.	I.D. No. of Employee:	025423351

3.	Address of Employee:	Tavor 135, Nofit, ISRAEL

4.	Position in the Company:	Chairman, President and Chief Executive Officer of the Company and of the parent Company DarioHealth Corp

5.	Under the Direct Direction of:	Board of Directors of Dario Health Corp

6.	Employment Commencement Date:	August 17th, 2012

7.	Agreement Effective Date:	July 25, 2017

8.	Agreement Termination Date:	December 31, 2020

9.	Notice Period:	180 days

10.	Salary:	NIS 80,000

11.	Vacation Days Per Year:	The greater of what is authorized pursuant to applicable law or 24 days per year

12.	Sick Leave Days Per Year:	Pursuant to applicable law

13.	Holidays Per Year:	The greater of what is authorized pursuant to applicable law or 10 days per year

SCHEDULE B

To the Amended and Restated Personal Employment Agreement by and between

LabStyle Innovation Ltd. and the Employee Whose Name is Set Forth Herein

Name of Employee:	Erez Raphael

I.D. No. of Employee:	025423351

Date:	July 25, 2017

Board Seat – Precise Bio

Board Seat - Mavrin Health

SCHEDULE C

To the Amended and Restated Personal Employment Agreement by and between

LabStyle Innovation Ltd. and the Employee Whose Name is Set Forth Herein

Name of Employee:	Erez Raphael

I.D. No. of Employee:	025423351

Date:	July 25, 2017

Option grants outstanding

Grant date	Options Granted	Exercise Price
15/3/13	2,001	$121.50
6/6/13	223	$270.00
29/8/13	3,334	$240.30
7/1/14	889	$166.50
7/7/14	4,667	$88.20
3/9/15	168,904	$5.76
30/1/17	143,164	$3.202

EXHIBIT A

To the Personal Employment Agreement by and between

LabStyle Innovation Ltd. and the Employee whose name is set forth herein

EXHIBIT B

To the Personal Employment Agreement by and between

LabStyle Innovation Ltd. and the Employee whose name is set forth herein

Name of Employee:	Erez Raphael

I.D. No. of Employee:	025423351

Date:	July 25, 2017 (the “Effective Date”)

General

1.	Capitalized terms herein shall have the meanings ascribed to them in the Agreement to which this Exhibit is attached (the "Agreement"). For purposes of any undertaking of the Employee toward the Company, the term "Company" shall include any parent company, subsidiaries and affiliates of the Company. The Employee's obligations and representations and the Company's rights under this Exhibit shall apply as of the Effective Date, regardless of the date of execution of the Agreement.

Confidentiality; Proprietary Information

2.	"Proprietary Information" means confidential and proprietary information concerning the business and financial activities of the Company, including, without limitation, patents, patent applications, trademarks, copyrights and other intellectual property, and information relating to the same, technologies and products (actual or planned), know how, inventions, research and development activities, inventions, trade secrets and industrial secrets, and also confidential commercial information such as investments, investors, employees, customers, suppliers, marketing plans, etc., all the above - whether documentary, written, oral or computer generated. Proprietary Information shall also include information of the same nature which the Company may obtain or receive from third parties.

3.	Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company and irrespective of form but excluding information that (i) was known to Employee prior to Employee's association with the Company, as evidenced by written records; (ii) is or shall become part of the public knowledge except as a result of the breach of the Agreement or this Exhibit by Employee; (iii) reflects general skills and experience; or (iv) reflects information and data generally known in the industries or trades in which the Company operates.

4.	Employee recognizes that the Company received and will receive confidential or proprietary information from third parties, subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. In connection with such duties, such information shall be deemed Proprietary Information hereunder, mutatis mutandis.

5.	Employee agrees that all Proprietary Information, and patents, trademarks, copyrights and other intellectual property and ownership rights in connection therewith shall be the sole property of the Company and its assigns. At all times, both during the employment relationship and after the termination of the engagement between the parties, Employee will keep in confidence and trust all Proprietary Information, and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing Employee's duties under the Agreement.

6.	Upon termination of Employee's engagement with the Company, Employee will promptly deliver to the Company all documents and materials of any nature pertaining to Employee's engagement with the Company, and will not take with him any documents or materials or copies thereof containing any Proprietary Information.

7.	Employee's undertakings set forth in Section 1 through Section 6 shall remain in full force and effect after termination of the Agreement or any renewal thereof.

Disclosure and Assignment of Inventions

8.	"Inventions" means any and all inventions, improvements, designs, concepts, techniques, methods, systems, processes, know how, computer software programs, databases, mask works and trade secrets, whether or not patentable, copyrightable or protectable as trade secrets; "Company Inventions" means any Inventions that are made or conceived or first reduced to practice or created by Employee, whether alone or jointly with others, during the period of Employee's engagement with the Company, and which are: (i) developed using equipment, supplies, facilities or Proprietary Information of the Company, (ii) result from work performed by Employee for the Company, or (iii) related to the field of business of the Company, or to current or anticipated research and development.

9.	Employee hereby confirms that all rights that he may have had at any time in any and all Company's Inventions, are and have been from inception in the sole ownership of the Company, including during the process of its incorporation. If ever any doubt shall arise as to the Company’s rights or title in any Invention and it shall be asserted that the Employee, allegedly, is the owner of any such rights or title, then Employee hereby irrevocably transfer and assign in whole to the Company without any further royalty or payment any and all rights, title and interest in any and all Inventions. Employee has listed below in this Section 9 a complete list of all inventions to which he claim ownerships (the "Prior Inventions") and that he desires to remove from the operation of this Agreement, and acknowledges and agrees that such list is complete. If no such list is attached to this Agreement, Employee represents that he has no such Inventions at the time of signing this Agreements. The Prior Inventions, if any, patented or unpatented, are excluded from the scope of this Agreement. If, in the course of employment with the Company, Employee incorporates a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, Employee agrees that he will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent. Employee hereby represents and undertakes that none of his previous employers or any entity with whom he was engaged, has any rights in the Inventions or Prior Inventions and such employment with the Company will not grant any of them any right in the results of the Employee’s work.

Prior Inventions: [fill-in, if any.]

None.

10.	Employee undertakes and covenants he will promptly disclose in confidence to the Company all Inventions deemed as Company Inventions. The Employee agrees and undertakes not to disclose to the Company any confidential information of any third party and, in the framework of his employment by the Company, not to make any use of any intellectual property rights of any third party.

11.	Employee hereby irrevocably transfers and assigns to the Company all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention, and any and all moral rights that he may have in or with respect to any Company Invention. For the removal of any doubt, it is hereby clarified that the provisions concerning assignment of Inventions contained in Section 8 and this Section 11 will apply also to any "Service Inventions" as defined in the Israeli Patent Law, 1967 (the "Patent Law"). However, in no event will such Service Invention become the property of the Employee and the provisions contained in Section 132(b) of the Patent Law shall not apply unless the Company provides in writing otherwise. The Employee will not be entitled to royalties or other payment with regard to any Prior Inventions, Company Inventions, Service Inventions or any of the intellectual property rights set forth above, including any commercialization of such Prior Inventions, Company Inventions, Service Inventions or other intellectual property rights. The Employee irrevocably confirms that the consideration explicitly set forth in the employment agreement is in lieu of any rights for compensation that may arise in connection with the Inventions under applicable law and the employee hereby expressly and irrevocably confirms that the provisions contained in Section 134 of the Patent Law shall not apply and he waives any right to claim royalties or other consideration with respect to any Invention.

12.	Employee agrees to assist the Company, at the Company's expense, in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company Inventions in any and all countries. Employee will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Such obligation shall continue beyond the termination of Employee's engagement with the Company. Employee hereby irrevocably designates and appoints the Company and its authorized officers and agents as Employee's agent and attorney in fact, coupled with an interest to act for and on Employee's behalf and in Employee's stead to execute and file any document needed to apply for or prosecute any patent, copyright, trademark, trade secret, any applications regarding same or any other right or protection relating to any Proprietary Information (including Company Inventions), and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets or any other right or protection relating to any Proprietary Information (including Company Inventions), with the same legal force and effect as if executed by Employee himself.

Non-Competition

13.	In consideration of Employee's terms of employment hereunder, which include special compensation for his undertakings under this Section 13 and the following Section 14, and in order to enable the Company to effectively protect its Proprietary Information, Employee agrees and undertakes that he will not, so long as the Agreement is in effect and for a period of twelve (12) months following termination of the Agreement, for any reason whatsoever, directly or indirectly, in any capacity whatsoever, engage in, become financially interested in, be employed by, or have any connection with a business or venture that is engaged in glucose monitoring and is competitive with the activities of the Company. Employee hereby acknowledges and agrees that the Salary and social benefits to which the Employee is or shall be entitled to, if any, as set forth in the Agreement, is set to a level which reflects adequate compensation sufficient to reimburse prejudice, if any, including but not limited to any of Employee's legitimate rights and interests. Employee further warrants and represents that the Special Non-Competition Monthly Compensation (as defined in the Agreement) constitutes a real, appropriate and full consideration to any prejudice Employee may suffer due to his non-competition undertakings and obligations set forth in this Exhibit, including but not limited to restriction of his freedom of employment.

14.	Employee agrees and undertakes that during the employment relationship and for a period of twelve (12) months following termination of this engagement for whatever reason, Employee will not, directly or indirectly, including personally or in any business in which Employee may be an officer, director or shareholder, solicit for employment any person who is employed by the Company, or any person retained by the Company as a consultant, advisor or the like who is subject to an undertaking towards the Company to refrain from engagement in activities competing with the activities of the Company (for purposes hereof, a "Consultant"), or was retained as an employee or a Consultant during the six months preceding termination of Employee's employment with the Company.

Reasonableness of Protective Covenants

15.	Insofar as the protective covenants set forth in this Exhibit are concerned, Employee specifically acknowledges, stipulates and agrees as follows: (i) the protective covenants are reasonable and necessary to protect the goodwill, property and Proprietary Information of the Company, and the operations and business of the Company; and (ii) the time duration of the protective covenants is reasonable and necessary to protect the goodwill and the operations and business of Company, and does not impose a greater restrain than is necessary to protect the goodwill or other business interests of the Company. Nevertheless, if any of the restrictions set forth in this Exhibit is found by a court having jurisdiction to be unreasonable or overly-broad as to geographic area, scope or time or to be otherwise unenforceable, the parties hereto intend for the restrictions set forth in this Exhibit to be reformed, modified and redefined by such court so as to be reasonable and enforceable and, as so modified by such court, to be fully enforced.

Remedies for Breach

16.	Employee acknowledges that the legal remedies for breach of the provisions of this Exhibit may be found inadequate and therefore agrees that, in addition to all of the remedies available to Company in the event of a breach or a threatened breach of any of such provisions, the Company may also, in addition to any other remedies which may be available under applicable law, obtain temporary, preliminary and permanent injunctions against any and all such actions.

Intent of Parties

17.	Employee recognizes and agrees: (i) that this Exhibit is necessary and essential to protect the business of Company and to realize and derive all the benefits, rights and expectations of conducting Company’s business; (ii) that the area and duration of the protective covenants contained herein are in all things reasonable; and (iii) that good and valuable consideration exists under the Agreement, for Employee's agreement to be bound by the provisions of this Exhibit.

IN WITNESS WHEREOF the Employee has signed this Agreement as of the date first hereinabove set forth.

Erez Raphael

EXHIBIT C

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY UNDER THE SEVERANCE PAY LAW, 5723-1963